UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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American Renal Associates Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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American Renal Associates Holdings, Inc.
May 1, 2017
To our fellow Shareholders:
We are pleased and excited to announce our first annual meeting as a public company and to invite you to attend the 2017 Annual Meeting of Shareholders of American Renal Associates Holdings, Inc. to be held on Friday, June 16, 2017, at 9 a.m., Eastern Daylight Time, at 100 Cummings Center, Suite 221-E, Beverly, Massachusetts 01915. The annual meeting is a time for us to reflect on our first year as a public company and to thank you for your support as a shareholder. We have much to be proud of, including our business performance over the past year as we transitioned to a public company, while continuing to maintain our strong commitment to the Core Values that have given us a premier brand in our industry.
Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. This Proxy Statement and Annual Report are first being sent or made available to stockholders on or about May 1, 2017. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals listed on the attached notice.
Your vote is important to us and we hope that even if you plan to attend the Annual Meeting in person that you will vote as soon as possible. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.
Thank you for your continued support of American Renal Associates.

American Renal Associates Holdings, Inc.

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	9 a.m., Eastern Daylight Time, on Friday, June 16, 2017

PLACE	100 Cummings Center, Suite 221-E, Beverly, Massachusetts 01915

ITEMS OF BUSINESS	1. To elect the three Class I director nominees listed in the Proxy Statement.

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.

3. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 21, 2017.

VOTING BY PROXY
Your vote is very important to us. To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and returning a proxy card. Voting procedures are described on the following page.

This notice of annual meeting and proxy statement are being distributed and made available on or about May 1, 2017.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 16, 2017:
This Proxy Statement and our Annual Report are available at www.edocumentview.com/ARA

PROXY VOTING METHODS
If, at the close of business on April 21, 2017, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy at the Annual Meeting. If you were a stockholder of record, you may vote your shares over the Internet, by telephone or by mail, or you may vote in person at the Annual Meeting. You may also revoke your proxies in the manner described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee.
If you are a stockholder of record, your vote must be received by 11:59 p.m., Eastern Daylight Time, on June 15, 2017 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your bank, broker or nominee for voting instructions.
To vote by proxy if you are a stockholder of record:
BY INTERNET

☐	Go to the website www.envisionreports.com/ARA and follow the instructions, 24 hours a day, seven days a week.

☐	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

BY TELEPHONE

☐	From a touch-tone telephone, dial 1-800-652-VOTE(8683) and follow the recorded instructions, 24 hours a day, seven days a week.

☐	You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card in order to vote by telephone.

BY MAIL

☐	If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

☐	Mark your selections on the proxy card.

☐	Date and sign your name exactly as it appears on your proxy card.

☐	Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

American Renal Associates Holdings, Inc.
500 Cummings Center
Suite 6550
Beverly, Massachusetts 01915
Telephone: 978-922-3080
PROXY STATEMENT
Annual Meeting of Shareholders
June 16, 2017
GENERAL INFORMATION
Why am I being provided with these materials?
We are providing this proxy statement (“Proxy Statement”) to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of American Renal Associates Holdings, Inc. of proxies to be voted at our Annual Meeting of Shareholders to be held on June 16, 2017 (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) notifying each stockholder entitled to vote at the Annual Meeting how to vote and how to electronically access a copy of this Proxy Statement and our annual report on Form 10-K for the fiscal year ended December 31, 2016 (referred to as the “Proxy Materials”) or (2) mailed you a paper copy of the Proxy Materials and a proxy card in paper format. If you have not received, but would like to receive, a paper copy of the Proxy Materials and a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice of Internet Availability. Except where the context requires otherwise, references to the “Company,” “we,” “us” and “our” refer to American Renal Associates Holdings, Inc.
What am I voting on?
There are two proposals scheduled to be voted on at the Annual Meeting:

☐	Proposal No. 1: Election of the three Class I director nominees listed in this Proxy Statement.

☐	Proposal No. 2: Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.
Who is entitled to vote and how many shares can I vote?
Stockholders as of the close of business on April 21, 2017 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 31,151,569 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

☐	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

☐
Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

How can I find the voting results of the 2017 Annual Meeting of Shareholders?
We plan to announce preliminary voting results at the Annual Meeting, and we will report final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.
What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.
How many votes are required to approve each proposal?
Under our Amended and Restated Bylaws (the “Bylaws”), directors (Proposal No. 1) are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.
Under our Bylaws, the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017 (Proposal No. 2) requires a majority of the votes cast. It is important to note that the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017 (Proposal No. 2) is non-binding and advisory.
What is a “broker non-vote”?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current New York Stock Exchange (“NYSE”) rules, Proposal No. 1 is considered a non-routine matter, and a broker will lack the authority to vote uninstructed shares at their discretion on this proposal. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.
How are votes counted?
With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “WITHHELD” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.
With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are not counted as either “FOR” or “AGAINST” this proposal and therefore do not affect the outcome of this proposal. There are no broker non-votes with respect to Proposal No. 2, as brokers are permitted to exercise discretion to vote uninstructed shares on this proposal.
If you sign and submit your proxy card without providing voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:

☐	“FOR” each of the Class I director nominees set forth in this Proxy Statement; and

☐	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.

Who will count the vote?
Representatives of Computershare Ltd. will tabulate the votes and act as inspectors of election.
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

☐
By Internet—You may submit your proxy by going to www.envisionreports.com/ARA and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.

☐
By Telephone—You may submit your proxy by dialing 1-800-652-VOTE (8683) and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability or on your proxy card in order to vote by telephone.

☐
By Mail—If you have received a proxy card, you may vote by mail by signing and dating the enclosed proxy card where indicated and by returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on June 15, 2017, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than June 15, 2017.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
How do I vote my shares in person at the Annual Meeting?
If you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your 2017 Annual Meeting Admission Ticket. If you hold your shares in street name, you may only vote shares at the Annual Meeting if you bring a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares, as well as proof of identification and your 2017 Annual Meeting Admission Ticket.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.
How do I attend the Annual Meeting?
In order to be admitted to the meeting, you will need to present (1) a form of personal identification, and (2) your 2017 Annual Meeting Admission Ticket.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
For directions to the meeting, you may contact Darren Lehrich, 978-922-3080, ext. 134.

What does it mean if I receive more than one Notice of Internet Availability or proxy card on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please vote once for each Notice of Internet Availability or proxy card you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

☐	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Daylight Time, on June 15, 2017;

☐	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than June 15, 2017;

☐	attending the Annual Meeting and voting in person; or

☐	delivering a written statement to that effect to our Secretary, provided such statement is received no later than June 15, 2017.
If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have voted by Internet, telephone or mail, the named proxies will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees of the Company (for no additional compensation) in person or by telephone, e-mail or other means of communication. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We have also retained Georgeson, Inc. to assist in the distribution and solicitation of proxies and to verify records related to solicitation for a fee of approximately $1,875, plus reimbursement for all reasonable out-of-pocket expenses incurred during the solicitation.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our amended and restated certificate of incorporation provides for a classified board of directors divided into three classes. Michael E. Boxer, Thomas W. Erickson and Robert H. Fish constitute a class with a term that expires at the Annual Meeting of Shareholders in 2017 (the “Class I Directors”); Syed T. Kamal, Jared S. Hendricks, John M. Jureller and Susanne V. Clark constitute a class with a term that expires at the Annual Meeting of Shareholders in 2018 (the “Class II Directors”); and Joseph A. Carlucci, Steven M. Silver and Patrick T. Ryan constitute a class with a term that expires at the Annual Meeting of Shareholders in 2019 (the “Class III Directors”).
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has considered and nominated the following slate of incumbent Class I director nominees for a three-year term expiring at the annual meeting of shareholders in 2020: Michael E. Boxer, Thomas W. Erickson and Robert H. Fish. Action will be taken at the Annual Meeting for the election of these three Class I director nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement intend to vote the proxies held by them for the election of Michael E. Boxer, Thomas W. Erickson and Robert H. Fish. All of the nominees have indicated that they will be willing and able to serve as directors. If any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. Alternatively, the Board may decide to reduce the number of directors constituting the full Board.
Director Qualifications and Nominees for the Election of Class I Directors to the Board of Directors in 2017
The following information describes the current members of the Board of Directors, as well as those who are also nominees for election to the Board of Directors as Class I Directors, including, the offices held, other business directorships and the class and term of each director nominee and director. When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, our Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. Beneficial ownership of equity securities of the director nominees and each director is shown under “Ownership of Securities” below.

		Class I – Nominees for Term Expiring in 2020
Name	Age	Served as a Director Since
Michael E. Boxer	55	2010
Thomas W. Erickson	66	2011
Robert H. Fish	66	2017

The principal occupations and business experience, for at least the past five years, of each Class I Nominee for election at the 2017 Annual Meeting are as follows:

Michael E. Boxer has served as a member of our Board of Directors since 2010. Mr. Boxer is a senior advisor (i.e., an independent consultant) to Centerbridge Partners, L.P. Mr. Boxer is also the vice chairman of the board of directors and chairman of the audit committee of Remedi SeniorCare Holding Corporation and serves on the board of directors and is chairman of the audit committee of Superior Vision Corporation. Mr. Boxer also serves on the board of directors of GI Scientific. He served as chairman of the audit committee and a board member of Genesis Healthcare, Inc. (formerly Skilled Healthcare Group, Inc.) from 2006 until 2015. Additionally, Mr. Boxer is President of The Enterprise Group Ltd., a healthcare advisory firm. Mr. Boxer served as the chief financial officer of HealthMarkets, Inc., a provider of health and life insurance products, from 2006 to 2008. Mr. Boxer was chief financial officer of Mariner Health Care, Inc., a 300-facility skilled nursing facility and 15 hospital long-term acute care provider, from 2003 to 2005. From 1998 to 2002, Mr. Boxer served as chief financial officer of Allergan plc (formerly Watson

Pharmaceuticals Inc.), an integrated specialty pharmaceutical company. Prior to that, Mr. Boxer was a healthcare investment banker at Furman Selz. Mr. Boxer received a B.B.A. in Finance from Colorado State University and an M.B.A. from the University of Chicago Booth School of Business.
In nominating Mr. Boxer for election as a director, the Board considered his experience in executive management and accounting, including his significant experience as a senior executive as well as a board member and chairman of audit committees at various healthcare companies.
Thomas W. Erickson has served as a member of our Board of Directors since 2011. Mr. Erickson also serves as chairman of the executive committee of Luminex Corporation, a developer and manufacturer of biological testing technologies and products for the diagnostics, pharmaceutical, and life sciences industries, is chairman of the executive committee of 3D Systems Corporation, a developer and manufacturer of 3D printing products and services and is a director of Syncreon Holdings Limited. Mr. Erickson has also held various public company directorships and executive roles, including chairman and interim chief executive officer of Western Dental Services, Inc., a senior advisor to New Mountain Capital, LLC, a private equity firm, chairman of the board and interim president of National Medical Health Card Systems, Inc., a pharmacy benefits manager, chairman of the board of Pathways, Inc., an operator of post-acute care facilities, chairman of the board of TransHealthcare, Inc., a health care services company, chairman and interim chief executive officer of LifeCare Health Partners, LLC, an operator of long-term acute care hospitals, interim president and chief executive officer of Luminex Corporation, interim president and chief executive officer of Omega Healthcare Investors, Inc., a healthcare focused real estate investment trust, and chairman of the board of Inmar, Inc., a reverse logistics and revenue recovery company. Mr. Erickson was also a cofounder, president and chief executive officer of CareSelect Group, Inc., a physician practice management company. Earlier in his career, Mr. Erickson held several management positions at American Hospital Supply Corporation. Mr. Erickson holds a Bachelors in Business Administration from the University of Iowa and an M.B.A. from Southern Methodist University.
In nominating Mr. Erickson for election as a director, the Board considered his experience in the healthcare industry, including his significant experience as chairman of the board of directors and chief executive officer of several healthcare‑focused companies.
Robert H. Fish has served as a member of our Board of Directors since April 2017. Mr. Fish currently serves as the Chairman of the Board of Directors of Genesis Healthcare, Inc., a national provider of post-acute healthcare services (“Genesis”), and as a director of LifeCare Health Partners, LLC, a private long-term acute hospital company. Mr. Fish joined Skilled Healthcare Group, Inc., which was later acquired by Genesis, as the Chief Executive Officer in November 2013. Mr. Fish served as Skilled Healthcare’s Chief Executive Officer until February 2015, when the combination of Skilled Healthcare and Genesis was completed. During his career, Mr. Fish has served as Chairman, President or Chief Executive Officer of a number of public and private healthcare services companies. From January 2012 until he joined Skilled Healthcare in November 2013, Mr. Fish served as Managing Partner of Sonoma-Seacrest, LLC, a California health care firm specializing in strategic planning, performance improvement and merger and acquisition matters. Mr. Fish’s prior board positions include serving as the Chairman of REACH Medical Holdings, a regional air medical transport company, from 2008 to 2012, which was acquired by Air Medical Group Holdings for approximately $250 million in 2012; serving as the Executive Chairman of Coram, Inc., a large home infusion provider, from 2005 to 2006, until its sale to Apria for $350 million; serving as a director of NeighborCare, Inc., a large institutional pharmacy, from 2003 to 2005, until its acquisition by Omnicare for $1.8 billion; and serving as the Lead Director of Genesis from 2003 to 2007. From October 2001 to May 2002, Mr. Fish served as a director and subsequently from 2002 to 2003, Mr. Fish served as Chairman and Chief Executive Officer of Genesis Health Ventures, a long-term care and institutional pharmacy company and predecessor in interest to Genesis. Mr. Fish also has extensive experience in hospital administration, having been President and Chief Executive Officer of St. Joseph Health System from 1995 to 1999 and Valley Care Health System from 1985 to 1995, as well as a member of the Board of Directors of the St. Helena Hospital Foundation, a philanthropic organization benefiting the St. Helena Hospitals in Napa Valley, since 2013. Mr. Fish received a Bachelor of Arts degree in Sociology from Whittier College, and a Masters of Public Health degree in Hospital Administration from the University of California, Berkeley.

In nominating Mr. Fish for election as a director, the Board considered his extensive experience in the healthcare services industry generally and, in particular, his public company directorial experience as a director, lead director and executive chairman and his roles as chief executive.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS:

		Class II –Term Expiring in 2018
Name	Age	Served as a Director Since
Syed T. Kamal	64	1999
Jared S. Hendricks	36	2010
John M. Jureller	57	2015
Susanne V. Clark	48	2017
The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Syed T. Kamal is a co‑founder of our Company and has served as our President and as a director of our Company since our inception in 1999. Mr. Kamal also served as Executive Vice President from 1999 to 2005. Mr. Kamal has more than 37 years of experience in the dialysis services industry. Prior to founding our company, Mr. Kamal served in various management roles at FMCNA, including as President of FMCNA’s southern business unit, Vice President of Operations for FMCNA’s North America division, Director and Vice President of Operations for FMNCA’s International division and Regional Manager of FMNCA’s Mid‑Atlantic and Southeast regions (U.S.). Mr. Kamal holds a B.A. degree in Economics and Statistics and an M.B.A. degree from the University of Punjab in Pakistan.

Mr. Kamal brings to the Board his experience as an executive in the dialysis services industry, in addition to providing a management perspective to board deliberations and valuable information about the status of our day‑to‑day operations given his role as our President.

Jared S. Hendricks has served as a member of our board of directors since 2010. Mr. Hendricks also serves on the boards of directors of IPC Corp. and Ligado Networks LLC. Mr. Hendricks joined Centerbridge Partners, L.P. in 2006 and has served as a Senior Managing Director since 2014. Prior to joining Centerbridge, from 2004 to 2006, Mr. Hendricks was an Associate at Silver Lake Partners, a private equity firm focused on investments in technology and related growth companies. Prior to joining Silver Lake, he was an investment banking analyst within the Global Industrial and Services group at Credit Suisse First Boston. Mr. Hendricks graduated summa cum laude from The Wharton School of the University of Pennsylvania where he received a B.S. in Economics.
Mr. Hendricks brings to the Board his significant experience in working with companies controlled by private equity sponsors, particularly in the healthcare industry, and his extensive financial background.
John M. Jureller has served as a member of our Board of Directors since August 2015. Mr. Jureller also serves on the board of directors of White Plains Hospital in White Plains, NY and is the chairman of the finance committee as well as a member of the audit committee of the board of directors of White Plains Hospital. Mr. Jureller served on the audit committees of Studio Moderna Holdings B.V. from 2011 to 2012 and Torex Retail Holdings Ltd. from 2009 to 2012. Mr. Jureller is currently an independent financial and management consultant. Mr. Jureller most recently served as the executive vice president and chief financial officer of Frontier Communications Corp from January 2013 until November 2016. Prior to joining Frontier Communications Corp., Mr. Jureller served in a variety of senior financial roles with various companies including General Atlantic LLC, WestPoint International, Inc., AlixPartners, LLP, PepsiCo, Inc. and General Electric Capital Corporation. Mr. Jureller began his career with the corporate banking and leveraged finance groups at Bankers Trust Company. Mr. Jureller received a B.S. in Finance and an M.B.A. from Cornell University.

Mr. Jureller brings to the Board an extensive financial background and significant executive management experience at various public and private companies, including his most recent experience as chief financial officer of a large, publicly traded company, which enables him to contribute valuable perspectives to our Board on financial, risk management, public reporting, compliance, investor relations, operational and other matters.

Susanne V. Clark became a member of our board of directors in April 2017. Ms. Clark is a Senior Managing Director and the General Counsel of Centerbridge Partners, L.P., an investment management firm focused on private equity and distressed investing with offices in New York and London. Prior to joining Centerbridge, Ms. Clark was the General Counsel and Chief Compliance Officer of Basso Capital Management, L.P. (“Basso”), an SEC-registered investment adviser managing multi-strategy, convertibles and credit funds. Prior to Basso, Ms. Clark was the Deputy General Counsel of Amaranth Group Inc., an investment adviser for multi-strategy and long/short equity funds. Before that, Ms. Clark served as Vice President and Assistant General Counsel at Goldman Sachs, where she was responsible for finance and corporate legal matters involving The Goldman Sachs Group, Inc. and, prior to that, for legal matters involving the investment banking business of Goldman, Sachs & Co. Ms. Clark started her career as an Associate in the New York Office of Shearman & Sterling LLP. Ms. Clark graduated with honors from Swarthmore College and received her J.D. from Columbia Law School.
Ms. Clark brings to the board her significant experience in working with companies controlled by private equity sponsors and her executive experience with a wide range of issues, including finance and corporate legal matters.

		Class III –Term Expiring in 2019
Name	Age	Served as a Director Since
Joseph A. Carlucci	63	1999
Steven M. Silver	48	2010
Patrick T. Ryan	58	2016

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Joseph A. Carlucci is a co‑founder of our Company and our Chief Executive Officer and has served as the Chairman of our Board of Directors since 2012. Mr. Carlucci has more than 38 years of experience in the dialysis services industry. Mr. Carlucci also served as our Chief Operating Officer and Treasurer from our inception in 1999 to 2005. Prior to founding our company, Mr. Carlucci served as President and CEO of Optimal Renal Care, a joint venture between Fresenius Medical Care North America, (“FMCNA”), and Kaiser Permanente of Southern California designed as a disease management organization providing additional opportunities to improve treatment outcomes, improve cost structures, and implement new technologies and methods of dialysis care. Prior to that, Mr. Carlucci served as Vice President of Administration at FMCNA and was responsible nationally for managed care, medical director relations and facility development. He has operations experience from Facility Administrator to Director of U.S. Operations at FMCNA. Mr. Carlucci also serves on the board of directors of Colorado Center for Reproductive Medicine. Mr. Carlucci holds a B.S. degree in Accounting from Bentley University.

Mr. Carlucci, as one of our co-founders, brings to the Board his experience as an executive in the dialysis services industry, in addition to providing a management perspective to board deliberations and valuable information about the status of our day‑to‑day operations given his role as our Chief Executive Officer.

Steven M. Silver has served as a member of our Board of Directors since 2010. Mr. Silver also serves on the boards of directors of KIK Custom Products Inc., Remedi SeniorCare Holding Corporation, Wok Holdings, Ltd., Reddy Ice Holdings, Inc. and White Plains Hospital. Mr. Silver joined Centerbridge Partners, L.P., an investment management firm employing a flexible approach across investment disciplines - from private equity to credit and related a strategies, and real estate, as a Senior Managing Director in 2006. Prior to joining Centerbridge Partners, L.P., Mr. Silver was a Managing Director and Partner at Vestar Capital Partners, a private equity investment firm. Mr. Silver began his career as a member of the Mergers & Acquisitions department of Wasserstein Perella & Co. in New York and London. Mr. Silver received a B.A. from Yale College and an M.B.A. with high distinction from Harvard Business School in 1995, where he was a George F. Baker Scholar.
Steven M. Silver brings to the Board his significant experience in working with companies controlled by private equity sponsors, particularly in the healthcare industry and his extensive financial background.

Patrick T. Ryan has served as a member of our Board of Directors since May 2016. Mr. Ryan’s principal occupation, effective February 2012, is Chief Executive Officer of Press Ganey Associates, Inc., whose principal business is health care performance improvement solutions and consulting. Mr. Ryan has also served on Press Ganey’s Board of Directors since February 2012. Prior to joining Press Ganey, Mr. Ryan served as the Chief Executive Officer of The Broadlane Group, a healthcare cost management and supply chain organization, from 2008 until 2010. Mr. Ryan served as Chief Executive Officer of PolyMedica Corporation, the parent company of Liberty Medical Supply, a direct-to-consumer provider of diabetes testing supplies and related services, from 2004 until 2007. In addition, Mr. Ryan served as the Chairman and Chief Executive Officer of Physicians Dialysis, Inc., Chief Executive Officer of Principalcare, Inc., President and Chief Executive Officer of ImageAmerica, Inc. and Co-Founder and President of R.B Diagnostics. He began his career working for American Hospital Supply Corporation. Mr. Ryan has served as a director of Affiliated Managers Group, Inc. since 2007, and is a member of its audit, compensation and nominating committees. He is also a board member of ChoiceOne Urgent Care, LLC. He has served on the boards of the Massachusetts Hospital Association’s Committee on Governance, Beth Israel Deaconess Medical Center, Lahey Health and Atrius Health. Mr. Ryan earned a B.A. from the University of Rochester.

Patrick T. Ryan brings to the Board his significant business and leadership experience, including as the chief executive officer of Press Ganey.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board of Directors directs and oversees the management of our business and affairs and has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us or any of our subsidiaries).
Our Corporate Governance Guidelines define an “independent” director in accordance with Section 303A.02 of the NYSE’s Listed Company Manual. In addition, audit and compensation committee members are subject to the additional independence requirements of applicable Securities and Exchange Commission (“SEC”) rules and NYSE listing standards. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board of Directors has affirmatively determined that each of Messrs. Jureller, Ryan, Fish, Boxer, Erickson, Silver, and Hendricks, and Ms. Clark, is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and the applicable NYSE listing standards, including with respect to committee membership with respect to the committees, if any, on which they serve. In making the director independence determinations, the Nominating and Corporate Governance Committee and the Board of Directors considered the fact that Messrs. Silver and Hendricks, and Ms. Clark are employed by Centerbridge Partners, L.P., affiliates of which received payments from the Company during fiscal 2016 pursuant to the transactions detailed below under “Transactions With Related Persons” and the fact that Mr. Ryan is the Chief Executive Officer of Press Ganey Associates, Inc., which has provided, and continues to provide, patient satisfaction surveys to the Company. Payments received by Centerbridge and Press Ganey, respectively, pursuant to the foregoing transactions did not exceed the greater of $1 million or 2% of Centerbridge’s or Press Ganey’s, as applicable, consolidated gross revenues in any of the last three fiscal years.
Director Nomination Process
Our Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company.

The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
In addition to the process described above, the Nominating and Corporate Governance Committee also nominates a number of individuals designated by Centerbridge Capital Partners, L.P. and certain of its affiliates (“Centerbridge”) as required under the provisions of the stockholders’ agreement described below under “Transactions With Related Persons-Stockholders Agreement.” The stockholders agreement provides that until we cease to be a controlled company, Centerbridge will have the right to designate a majority of our directors. After we cease to be a controlled company, Centerbridge will continue to have the right to designate nominees to our board of directors, subject to the maintenance of certain ownership requirements in our company. Centerbridge has designated Messrs. Silver, Hendricks, Boxer, Erickson, Jureller and Fish, as well as Ms. Clark, as directors. Messrs. Carlucci and Kamal became our directors pursuant to the rights granted to them under the stockholders’ agreement.
When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the nominees’ contributions to our and our subsidiaries’ success in recent years and on information discussed in each of the nominee’s biographical information set forth above. We believe that our director nominees provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, with respect to Mr. Boxer, our Board of Directors considered his experience in executive management and accounting, including his significant experience as a senior executive as well as a board member and chairman of audit committees at various healthcare companies, with respect to Mr. Erickson, our Board of Directors considered his experience in the healthcare industry, including his significant experience as chairman of the board of directors and chief executive officer of several healthcare‑focused companies, and with respect to Mr. Fish, our Board of Directors considered his extensive experience in the healthcare services industry generally and public company directorial experience as a director, lead director and executive chairman and roles as chief executive.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Secretary of the Company, Michael R. Costa, Esq., American Renal Associates Holdings, Inc., 500 Cummings Center, Suite 6550, Beverly, MA 01915. All recommendations for nomination received by the Secretary that satisfy the requirements in our amended and restated bylaws relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors will meet in a private session that excludes management and any non-independent directors.
Leadership Structure
Joseph A. Carlucci has served as our Chairman since 2012 and Chief Executive Officer since 2005.  In accordance with our Corporate Governance Guidelines, the Board selects the Company's Chairman and the Company's Chief Executive Offier in any way it considers in the best interests of the Company and, accordingly, does not have a policy on whether the roles of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the independent directors. At this time, the Board believes that the Company’s current Chief Executive Officer is best situated to serve as Chairman. Mr. Carlucci co-founded the Company and is highly knowledgeable with respect to the Company’s business, operations and industry. Mr. Carlucci is well positioned to identify strategic priorities and lead the Board’s consideration and analysis of such priorities. The Board believes that the Company’s current combined role of Chairman and Chief Executive Officer promotes consistency and efficiency in the development and execution of the Company’s business strategy. The Board does not have a lead independent director.  Rather, all of the independent directors play an active role on the Board and possess the critical experience and business judgment to help guide our Company and provide the Chairman with crucial insight to develop and execute the Company’s business strategy.
Communications with the Board
As described in our Corporate Governance Guidelines, any stockholder or other interested party who wishes to communicate with a member or members of the Board, including any chairperson of any of the Audit, Compliance, Compensation or Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 500 Cummings Center, Suite 6550, Beverly, Massachusetts 01915, who will forward such communication to the appropriate party.
Controlled Company Exception
Centerbridge beneficially owns shares representing a majority in voting power of our shares eligible to vote in the election of directors, as shown under “Ownership of Securities” below. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors, (2) that our board of directors have a compensation committee that is comprised entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities, and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities. Although, as disclosed above, as of the date of this Proxy Statement, a majority of our Board of Directors consists of independent directors, we remain eligible to utilize the forgoing elections. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these standards and, depending on the Board’s independence determination with respect to our then-current directors, we may be required to add additional directors to our Board in order to achieve such compliance within the applicable transition periods.
Board Committees and Meetings
Subject to NYSE listing standards and applicable law, until such time as we cease to be a “controlled company,” Centerbridge will have the right to designate a majority of the members of any committee of our Board of Directors, and when we cease to be a “controlled company,” Centerbridge will have the right to designate one member to each of the committees of our Board of Directors or such greater number of members that is as nearly proportionate to Centerbridge’s representation on our Board of Directors as possible.
    The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance Committee
Steven M. Silver
John M. Jureller	Chair
Thomas H. Erickson		Chair
Jared Hendricks			Chair
Michael Boxer				Chair
Patrick Ryan
Robert H. Fish

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2016 (“fiscal 2016”), the Board held seven meetings, the Audit Committee held five meetings, the Compensation Committee held four meetings, the Nominating and Corporate Governance Committee held one meeting and the Compliance Committee held four meetings. During fiscal 2016, each director attended 75% or more of the total number of meetings of the Board and of the committees on which each such director served (during the periods that he served).
Audit Committee
Our Audit Committee consists of Messrs. Jureller, Fish and Ryan, with Mr. Jureller serving as chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines, SEC rules and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors has also determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board of Directors has determined that Mr. Jureller qualifies as an audit committee financial expert as defined by applicable SEC regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.americanrenal.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include assisting the Board of Directors in overseeing the following:

•	the quality and integrity of our financial statements;

•	our accounting and financial reporting process and the audits of the financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications, performance and independence; and

•	the qualifications and performance of our internal audit function.
The Audit Committee shall also prepare the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Hendricks, Boxer and Silver, with Mr. Hendricks serving as chair. Each of Messrs. Hendricks, Erickson and Ryan has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.americanrenal.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•
identifying individuals qualified to become directors, consistent with the criteria approved by the Board of Directors, and selecting, or recommending that our Board of Directors select, the director nominees for each annual meeting of stockholders or to otherwise fill vacancies or newly created directorships on the Board of Directors that may occur between meetings;

•	overseeing the evaluation of the performance of our Board of Directors and management;

•	reviewing and recommending to our Board of Directors committee structure, membership and operations;

•	recommend to the Board the members of the board to serve on the various committees of the Board; and

•	developing and recommending to our Board of Directors a set of corporate governance principles applicable to us.
Compensation Committee
Our Compensation Committee consists of Messrs. Erickson, Hendricks and Silver, with Mr. Erickson serving as chair. Each of Messrs. Erickson, Hendricks and Silver has been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.americanrenal.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy;

•	overseeing our executive compensation policies and practices;

•	reviewing and approving matters related to the compensation of our Chief Executive Officer and our other executive officers; and

•	reviewing and monitoring of our incentive and equity-based compensation plans.
Our Compensation Committee reviews and approves, or recommends to the Board, the annual compensation of our Chairman and Chief Executive Officer and our other executive officers, taking into consideration, among other things, each individual’s performance and contributions to the Company in light of such executive’s goals and objectives. As part of the Compensation Committee’s compensation setting process, the Compensation Committee will review on a periodic basis the operations of the Company’s executive compensation programs to determine if they are effective in achieving their intended purpose. Our Chief Executive Officer and other executive officers do not participate in the determination of their own respective compensation or the compensation of directors. However, our Chief Executive Officer does make recommendations to our Compensation Committee with respect to specific compensation actions related to the other named executive officers.
With respect to director compensation, our Compensation Committee reviews and recommends to the full Board of Directors the compensation of non-management directors (other than directors who are not paid additional compensation for their services as directors or as committee members), and the full Board then reviews these recommendations and makes a final determination on the compensation of such directors.
The Compensation Committee retained Fredric W. Cook & Co, Inc. (“FW Cook”) as a compensation consultant to determine and recommend the amount and form of executive and director compensation and to assist it in developing appropriate compensation philosophies and plans with respect to 2017 compensation.
Compliance Committee
Our Compliance Committee consists of Messrs. Boxer, Erickson and Ryan, with Mr. Boxer serving as chair.
The duties and responsibilities of the Compliance Committee are set forth in its charter, which may be found at www.americanrenal.com under Investor Relations: Corporate Governance: Governance Documents: Compliance Committee Charter, and include the following:

•
review and recommend the Compliance Program, including the Compliance Reference Manual and the Code of Ethics and Conduct, which is designed to ensure compliance with all applicable legal, regulatory, and ethical requirements, for full Board approval;

•	review and approve the annual Compliance Work Plan prepared by the Chief Compliance Officer, including the annual Audit Plan and the annual Training Plan;

•	assess at least annually the effectiveness of the Compliance Program and of the Executive Compliance Committee, a committee of executives who oversee the implementation of the Compliance Program;

•	review and evaluate findings and recommendations from completed compliance activities and audits, including management responses and action plans; and

•	ensure adequate resources are available for an effective Compliance Program.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board of Directors’ views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.
Our Corporate Governance Guidelines, Audit, Compensation, Compliance and Nominating and Corporate Governance Committee charters, and other corporate governance information are available on our website at www.americanrenal.com under Investor Relations: Corporate Governance: Governance Documents.
Code of Ethics and Conduct
We have adopted a written Code of Ethics and Conduct that applies to all of our directors, officers and employees, including our Chairman and Chief Executive Officer, Chief Financial Officer and other senior executive officers, as well as our physician and institutional partners. The Code of Ethics and Conduct sets forth our policies and expectations on a number of topics, including our obligations to our patients and relations with referral and other courses, other conflicts of interest, compliance with laws, use of our assets, our business practices, protecting our shareholders and our compliance program. A current copy of the Code of Ethics and Conduct is posted on our website, which is located at www.americanrenal.com. If we ever were to amend or waive any provision of our Code of Ethics and Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, we intend to satisfy our disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on our website at www.americanrenal.com rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website.
Oversight of Risk Management
Our Chief Executive Officer, President, Chief Financial Officer and other executive officers regularly report to the non-executive directors and the Audit, Compensation, Nominating and Corporate Governance, and Compliance Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities. The Board has extensive involvement in the oversight of compliance and risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee and the Compliance Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and public company regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal, compliance and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management. Further to such oversight, the Compliance Committee represents the Board by reviewing our healthcare-related regulatory and compliance programs and policies, including the review and approval of any compliance program initiatives, annual audit plans and trainings, as well as monitoring, controlling and mitigating healthcare compliance risk exposure. The Compliance Committee meets periodically with our executive compliance committee and the chief compliance officer to assess the effectiveness of our compliance programs and recommends any necessary modifications to the Board and management.

Stock Ownership Guidelines
In April 2017, our Compensation Committee adopted stock ownership guidelines pursuant to which certain covered executives and non-employee directors are expected to accumulate and retain specified levels of ownership of our equity securities, so as to further align their interests and actions with the interests of our stockholders. The Compensation Committee developed these guidelines based in part on analyses provided by its compensation consultant, FW Cook, which included analysis of policies instituted at our peer companies. The approved guidelines are as follows:

● Chief Executive Officer:	6x base salary
● President:	3x base salary
● Chief Financial Officer:	3x base salary
● Chief Operating Officer:	3x base salary
● Non-Employee Directors:	3x annual cash retainer
Participants are expected to comply with the ownership guidelines within five years of becoming subject to the guidelines. Once the ownership guidelines have been satisfied, future declines in our stock price will not affect compliance so long as the participant holds the number of shares he or she held at the time he or she achieved the expected ownership level.
In determining a participant’s share ownership level, the following are included: shares owned directly by the participant, shares owned indirectly (e.g., by or with a spouse or held in trust for the participant or one or more family members of the participant) and shares (and share equivalents) held in qualified or nonqualified savings, profit sharing or deferred compensation accounts. Annually, the Compensation Committee will monitor participants’ compliance with these guidelines.
Executive Officers of the Company
Set forth below is certain information regarding each of our current executive officers.

Name	Age	Principal Occupation and Other Information
Joseph A. Carlucci (1)	63	Chief Executive Officer and Chairman of the Board of Directors
Syed T. Kamal (2)	64	President and Director
Jonathan L. Wilcox	43	Vice President and Chief Financial Officer
Michael R. Costa	46	Vice President, General Counsel and Secretary
Jason M. Boucher	45	Vice President of Finance, Chief Accounting Officer and Treasurer

(1) See biography on page 8 of this Proxy Statement.
(2) See biography on page 7 of this Proxy Statement.
Jonathan L. Wilcox is our Vice President and Chief Financial Officer. Prior to being appointed our Chief Financial Officer in 2011, Mr. Wilcox served as the Vice President of Finance from 2009 to 2011. Mr. Wilcox is a certified public accountant with more than 20 years of experience in accounting and finance. From 2008 to 2009, Mr. Wilcox was Vice President of Finance at Vlingo, Inc., a speech recognition software company, where he was responsible for all aspects of finance and administration, and, from 2005 to 2008, Mr. Wilcox was Executive Director of Finance at Cynosure, Inc., a medical device manufacturer, where he was primarily responsible for all worldwide financial activities. Mr. Wilcox has additionally served as Director of Finance at Forrester Research Inc., a public research company, and as an audit manager at Arthur Andersen LLP in its Boston office. Mr. Wilcox received his B.S. degree in Government and History from Centre College in 1995 and his Master of Professional Accounting and M.B.A from Northeastern University in 1996.
Michael R. Costa, Esq. is our Vice President, General Counsel and Secretary. Mr. Costa has served as our Vice President and General Counsel since 2007. Mr. Costa has more than 20 years of experience as a corporate healthcare attorney. Prior to joining our company, from 2001 to 2005, Mr. Costa served as an Associate and, from 2006 to 2007, as Senior Counsel in the Health Business Group of Greenberg Traurig LLP. From 1999 to 2001, Mr. Costa served as an attorney at Behar & Kalman LLP in Boston, Massachusetts. Mr. Costa holds a B.S. degree in Legal Studies and Business Management from Roger Williams University, an M.P.H. from Boston University School of Public Health and a J.D. from Suffolk University Law School.
Jason M. Boucher is our Vice President of Finance, Chief Accounting Officer and Treasurer.  Mr. Boucher was appointed our Chief Accounting Officer and Treasurer in January, 2017 and has served as our Vice President of Finance since May 2011.  Mr. Boucher has more than 20 years of accounting and finance experience spanning a number of roles, including Corporate Controller, Assistant Controller and Financial Reporting Manager. Prior to joining our Company, Mr. Boucher was the Corporate Controller of Pegasystems Inc., a leader in business process software solutions from 2011 to 2015.  Mr. Boucher additionally held in financial positions in various technology companies.   Mr. Boucher received his B.S. degree in Accounting from Plymouth State College in 1994 and his M.B.A. from Suffolk University’s Sawyer School of Management in 1996.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Grant Thornton LLP to serve as our independent registered public accounting firm for 2017. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Grant Thornton LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and believe that stockholder ratification of our selection is good corporate governance practice. We note however, that even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted “FOR” the ratification of the selection of Grant Thornton LLP unless you specify otherwise.
Audit and Non-Audit Fees
The following table presents fees for professional services rendered by our independent registered public accounting firm, Grant Thornton LLP for the years ended December 31, 2016 and 2015:

	2016	2015
Audit fees(1)	$890,377	$1,036,389
Audit-related fees	-	-
Tax fees	-	-
All other fees(2)	2,500	2,500
Total:	$892,877	$1,038,889

(1)
Includes the aggregate fees billed in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)	Includes fees related to use of the Grant Thornton LLP portal.
The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Grant Thornton LLP’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
Consistent with SEC rules regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee approves all audit and non-audit services that are to be performed by our independent registered public accounting firm and, subject to the next sentence, pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. The Audit Committee may delegate the authority to review and pre-approve (including solely to the extent possible, the estimated fees and terms thereof), any such services to one or more independent members, provided that any such pre-approval is presented to the full Audit Committee at the next regularly scheduled meeting.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ”FOR” THE RATIFICATION OF GRANT THORNTON LLP FOR 2017.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter and a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable standards adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
John M. Jureller, Chair
Michael E. Boxer (as of April 18, 2017, Mr. Boxer no longer serves as a member of the Audit Committee)
Patrick T. Ryan
Robert H. Fish (Mr. Fish was appointed as a member of the Audit Committee on April 18, 2017)

EMERGING GROWTH COMPANY STATUS
We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act. As a result, we are permitted to, and rely on, exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have provided reduced disclosure about our executive compensation arrangements, including compensation information for only our Chief Executive Officer and our two most highly compensated executive officers (other than our Chief Executive Officer) serving at fiscal year-end (collectively referred to herein as our “named executive officers”) and have not included a compensation discussion and analysis or tabular compensation information for our executive officers other than the Summary Compensation Table and the Outstanding Equity Awards table. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to stockholder advisory votes, such as the “say-on-pay” vote.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes compensation for the years ended December 31, 2016 and December 31, 2015 earned by our Chief Executive Officer and our two other most highly-compensated executive officers. These individuals are referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(3)	Non‑Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Joseph A. Carlucci	2016	892,203 (2)	8,904,819	892,203	119,977 (5)(6)	10,809,202
Chairman and Chief	2015	892,203 (2)	—	847,593 (2)	2,157,055 (5)(6)	3,896,851
Executive Officer

Syed T. Kamal	2016	770,928	8,698,979	770,928	61,113 (5)	10,301,948
President	2015	770,928	—	732,381	60,490 (5)	1,563,799

John M. McDonough	2016	646,725	10,203,689(7)	646,725	1,446,181 (5)(6)(7)	12,943,320
Former Executive Vice President,	2015	646,725	—	614,389	41,915 (5)(6)	1,303,029
Chief Operating Officer and Treasurer

(1)	Amounts reflect the named executive officer’s base salary earned during the years presented.

(2)
Amount disclosed as “Salary” for fiscal 2016 includes $121,275 earned by Mr. Carlucci in connection with service as chairman of our board of directors during fiscal 2016. Amounts disclosed as “Salary” and “Non‑Equity Incentive Plan Compensation” for fiscal 2015 includes $123,741 and $115,211, respectively, earned by Mr. Carlucci in connection with service as the chairman of our board of directors during fiscal 2015.

(3)
None of the named executive officers were granted new option awards in fiscal 2016 or 2015. As described below under “—Fiscal 2016 Supplemental Compensation Table” and “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Awards— Historical Stock Option Awards and IPO

Modifications to Option Awards,” in connection with the Company’s IPO, the Company modified certain stock option awards. In accordance with SEC requirements and in order to reflect all compensation decisions made by the Company during fiscal 2016 with respect to equity awards, the amount disclosed as “Option Awards” for the named executive officers for fiscal 2016 in the table above includes the incremental fair values of the modified awards computed as of the modification date in accordance with FASB ASC Topic 718, using the assumptions discussed in “Note 17—Stock-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. With respect to the portions of the stock options vesting upon the attainment of certain market conditions (the attainment by Centerbridge of specified returns or attainment of certain specified share price targets), there is no maximum grant date fair value that differs from the incremental fair value presented in the table. Regardless of the incremental fair values of the modified awards disclosed as “Option Awards,” the actual value that may be recognized by the named executive officers will depend on the market value of the Company’s common stock on a future date when such stock option vests.

(4)
Amounts reflect payments made by us for services performed and performance measures satisfied during the years presented. See “—Narrative Disclosure to Summary Compensation Table—Non-Equity Incentive Plan Compensation.”

(5)
Amounts disclosed in this column include the following items: (a) car allowances; (b) payments for term life insurance; (c) payments for health insurance; (d) payments for healthcare spending accounts; and (e) reimbursement for unutilized paid time off for each named executive during the years presented.

(6)
Amounts disclosed as “All Other Compensation” for fiscal 2016 and fiscal 2015 include the cost of use of corporate aircraft for personal travel as described below under “—Other Compensation.” Amount disclosed as “All Other Compensation” for fiscal 2015 includes forgiveness of outstanding indebtedness and accrued interest under a revolving credit promissory note as described below under “—Other Compensation.”

(7)
As described below under “—Narrative Disclosure to Summary Compensation Table—John M. McDonough Separation,” in connection with Mr. McDonough’s separation of employment from the Company, effective December 31, 2016, among other things, the Company modified the terms of a portion of Mr. McDonough’s outstanding stock option awards to waive the remaining service-based vesting conditions. In accordance with SEC requirements and in order to reflect all compensation decisions made by the Company during fiscal 2016 with respect to equity awards, the amount disclosed as “Option Awards” for Mr. McDonough for fiscal 2016 in the table above includes the incremental fair values of the awards modified in connection with his separation (which are computed as of the modification date in accordance with FASB ASC Topic 718, using the assumptions discussed in “Note 17—Stock-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, including the assumption that, among other things, awards would be forfeited absent modification). The aggregate incremental fair value of the modified awards in connection with Mr. McDonough’s separation is $1,504,710.

In addition, the amount disclosed as “All Other Compensation” for Mr. McDonough for fiscal 2016 in the table above includes amounts paid or accrued during such year pursuant to the terms of Mr. McDonough’s separation agreement.

Fiscal 2016 Supplemental Compensation Table
We are providing the following supplemental compensation table to provide summary compensation information for our named executive officers for fiscal 2016 that excludes the effects of the modifications to the performance vesting option awards made in connection with the IPO, as further described under “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Awards—Historical Stock Option Awards and IPO Modifications to Option Awards” below. Under FASB ASC Topic 718, the modifications resulted in incremental compensation cost, or incremental fair value, that must be reported as additional compensation in fiscal 2016 under the SEC’s disclosure rules, despite the fact that no new option awards were made in fiscal 2016. Accordingly, we believe that excluding the incremental fair value associated with the modifications in the following supplemental table will enable investors to better understand the compensation actually earned by or awarded to our named executive officers in fiscal 2016.
Other than with respect to the exclusion of the incremental fair value associated with the modified option awards, the information in the supplemental table is the same as that provided in our Summary Compensation Table and accompanying footnotes above. The supplemental table below is intended to provide investors with additional compensation information and it not a replacement for our Summary Compensation Table above, which has been prepared in accordance with the SEC’s disclosure rules.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Exclusion of ASC 718 Aggregate Incremental Fair Value of the Modified Pre-IPO Option Awards ($)	Non‑Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($) (excluding ASC 718 Aggregate Incremental Fair Value of the Modified Pre-IPO Option Awards)
Joseph A. Carlucci	2016	892,203	8,904,819	(8,904,819)	892,203	119,977	1,904,383
Chairman and Chief
Executive Officer

Syed T. Kamal	2016	770,928	8,698,979	(8,698,979)	770,928	61,113	1,602,969
President

John M. McDonough	2016	646,725	10,203,689	(8,698,979)	646,725	1,446,181	4,244,341
Former Executive Vice President,
Chief Operating Officer and Treasurer

Narrative Disclosure to Summary Compensation Table
Employment Agreements
Each of Messrs. Carlucci, Kamal and McDonough entered into an employment agreement with the Company, as of March 22, 2010, governing the terms of their employment. Each of these agreements had an initial three-year term, subject to automatic one-year successive renewals. The terms of these agreements are substantially the same but for differences in title, role and compensation. These agreements provide for base salary subject to increase (but not decrease) from time to time by our board of directors. The employment agreements also provide for eligibility to receive an annual cash incentive award of up to a percentage of the executive’s base salary subject to achievement of goals established by our board of directors, customary employee benefits, payment of severance following certain terminations of employment and restrictive covenants. See “—Termination and Change in Control Provisions” below. In connection with Mr. McDonough’s separation from the company, he entered into a letter agreement with the Company, effective December 31, 2016, which amended and superseded certain of the terms of his employment agreement. See “—John M. McDonough Separation” below.
In connection with the Company’s IPO in April 2016, we amended Mr. Carlucci’s employment agreement to reflect an increase in base salary to $892,203, which represents the inclusion of Mr. Carlucci’s compensation in connection with his service as the chairman of our board of directors (of $121,275) into his current base salary. Following this amendment, Mr. Carlucci no longer receives compensation for his service on our board of directors. We also amended the employment agreements for each of our named executive officers to update their target annual bonus opportunity from 75% to 100% of base salary and to provide that, while the annual bonus qualifies for transition relief under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”), the annual bonus for each year will be paid by December 31 of such year, subject to a true-up following the receipt of our audited consolidated financial statements for such year.
John M. McDonough Separation
As previously disclosed, on November 10, 2016, the Company announced that John M. McDonough had agreed to step down from his role as Executive Vice President, Chief Operating Officer and Treasurer of the Company, and any position with any subsidiary or other related entities of the Company, effective December 31, 2016 (the “Separation Date”).

In connection with Mr. McDonough’s departure, on December 21, 2016, the Company entered into a Severance Agreement with Mr. McDonough (the “Separation Agreement”). As part of the Separation Agreement, Mr. McDonough agreed to provide transition consulting services to the Company from January 1, 2017 through June 30, 2017, on an as-needed basis as requested by Mr. Carlucci or Mr. Wilcox. In addition, the Separation Agreement provides that in exchange for his willingness to remain employed with the Company until the Separation Date, to act as a consultant to the Company on an as-needed basis through June, 2017, and a release of all claims in favor of the Company, he will receive the following benefits: (a) continuation of his annual salary of $646,725 through December 31, 2018; (b) health coverage under the Company’s group health, life and disability plans, until the earlier of December 31, 2018 or such time as he is eligible to be covered by comparable benefits of a subsequent employer or otherwise; (c) payment of his annual cash incentive compensation for his services in 2016; (d) 119,586 vested stock options to acquire shares of the Company’s common stock previously granted to Mr. McDonough under any of the Company’s incentive plans and held by Mr. McDonough as of the Separation Date will remain exercisable through December 31, 2017; (e) 416,720 outstanding unvested stock options previously granted to Mr. McDonough under any of the Company’s incentive plans and held by Mr. McDonough as of the Separation Date and associated with certain performance thresholds will remain outstanding and be eligible to vest and be exercisable (to the extent vested) through December 31, 2017; and (f) 79,721 outstanding unvested stock options previously granted to Mr. McDonough under any of the Company’s incentive plans and held by Mr. McDonough as of the Separation Date and set to vest at a specified time, will remain outstanding and be eligible to vest through March 22, 2018, subject to Mr. McDonough’s providing consulting services. In addition to the conditions noted above for Mr. McDonough to receive the above benefits, Mr. McDonough also agreed to certain confidentiality provisions and is subject to certain non-competition and non-solicitation restrictions for a period of three years following the Separation Date.

Non-Equity Incentive Plan Compensation

As described above, each of our named executive officers was eligible under his employment agreement to receive an annual cash incentive award. With respect to 2016, each named executive officer was eligible to earn an annual cash incentive award based on our achievement of an Adjusted EBITDA target of $204.5 million for 2016. “Adjusted EBITDA” is defined, consistent with Adjusted EBITDA as reported in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as net income before income taxes, interest expense, net, depreciation and amortization, as adjusted for stock-based compensation, loss on early extinguishment of debt, transaction-related costs, certain legal matters costs (beginning with the third quarter of fiscal 2016), executive severance costs (beginning with the fourth quarter of fiscal 2016), income tax receivable agreement income and expense and management fees. The Adjusted EBITDA target was determined by our board of directors in January 2016 after taking into consideration our budget for such year and the transactions related to our IPO. Each named executive officer had a bonus potential target, computed as a percentage of his base salary. For service in 2016, as noted above, the bonus potential target for each named executive officer was 100% of his base salary in effect at fiscal year‑end which reflected each named executive officer’s base salary increase in connection with the IPO and effective as of the start of 2016. Each named executive officer also had a threshold bonus potential of 37.5% and a maximum bonus potential of 150% of base salary. Actual amounts paid with respect to service are calculated by multiplying each named executive officer’s base salary by his bonus potential percentage to obtain his bonus potential target, which is then adjusted by an achievement factor based on our actual achievement against the Adjusted EBITDA target.
With respect to service in 2016, each named executive officer was paid a bonus equal to 100% of his base salary in effect at fiscal year‑end, based on our achievement of 104% of the Adjusted EBITDA target less a deduction for certain legal matter costs totaling approximately $6.9 million (the “legal matter adjustment,” given the target had been established before such adjustment to Adjusted EBITDA was made to such measure). Such bonus was calculated consistent with historical practices and based on the following formula: 50% of such named executive officer’s annual base salary for achievement of 90% of target Adjusted EBITDA, plus an additional 5% of such named executed officer’s annual base salary for each full percentage point that Adjusted EBITDA exceeded 90% of target Adjusted EBITDA, less the legal matter adjustment. These amounts are reflected in the “Non‑Equity Incentive Plan Compensation” column of the table under “—Summary Compensation Table” above. Bonuses were paid at fiscal year-end. Based on our audited consolidated financial statements for the year ended December 31, 2016, there is no true‑up required with respect to these bonuses.
Long‑Term Incentive Awards
Overview
Equity-based awards are an integral component of our executive compensation program. We believe that the named executive officers’ long-term compensation should be directly linked to the value we deliver to our stockholders. Equity awards to the named executive officers are designed to provide long-term incentive opportunities over a period of several years. Prior to our IPO, stock options were our preferred equity award because the options will not have any value unless the underlying shares of common stock appreciate in value following the grant date. Accordingly, awarding stock options causes more compensation to be “at risk” and further aligns our executive compensation with our long-term profitability and the creation of shareholder value.
The Compensation Committee has typically evaluated various factors when making its determination with respect to the granting of equity-based awards to our named executive officers, rather than the adoption of a formal practice. Such factors have included the base salary and target cash incentive opportunity of the named executive officer, the value of the total compensation package and such other factors as the Compensation Committee deemed appropriate to attract and retain our highly qualified named executive officers.
In March 2017, certain employees, including our named executive officers, were granted equity-based awards consisting of both time-based vesting restricted stock and stock options. We believe this approach contributes to our ability to attract and retain key talent in our industry and aligns our executive teams’ focus and contributions with the long-term strategic interests of our Company and those of our stockholders. In fiscal 2016 and 2015, our executive officers, including our named executive officers, were eligible to receive such long-term equity incentives at the discretion of the Compensation Committee; however, in each of these years, we did not grant any long-term equity incentive awards to our named executive officers.
We expect that the Board of Directors or the Compensation Committee will make annual awards of equity to employees, including the named executive officers. In addition, we typically grant equity-based awards upon commencing employment with us, and from time to time thereafter as the Board of Directors or the Compensation Committee deems appropriate to motivate, retain and reward the named executive officers for their performance and our success. The Compensation Committee has in the past, and may in the future, make grants of equity outside of the annual grant in order to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join us.
For additional information with respect to outstanding equity awards held by our named executive officers, please see “—Historical Stock Option Awards and IPO Modifications to Option Awards” and “—Outstanding Equity Awards at December 31, 2016” below.

Historical Stock Option Awards and IPO Modifications to Option Awards
In connection with the acquisition of our company by Centerbridge, on July 9, 2010 we granted 616,027 stock options to each of Messrs. Carlucci, Kamal and McDonough, respectively. Of these stock options, 199,307 vested 20% each year over a five year period beginning May 7, 2010 and were subsequently exchanged in March 2013 for new time vesting options and a cash payment, as described below. Of the remaining 416,720 stock options, half vest upon the attainment by Centerbridge of both a 2.5 times return on investment (“MOIC”) and a 20% internal rate of return (“IRR”) and half vest upon the attainment by Centerbridge of both a 3.0 times MOIC and a 25% IRR. In March 2011, in connection with a dividend paid to our shareholders equal to $6.33 per share of our common stock, the exercise price of the then outstanding stock options granted in 2010 was reduced from $9.17 to $2.84 per share.
On March 22, 2013, in connection with a dividend to shareholders, we granted options to purchase 199,307 shares of our common stock to each of Messrs. Carlucci, Kamal and McDonough in exchange for the cancellation of all of their then outstanding time vesting stock options granted in 2010 and a cash payment equal to the in the money spread value of the canceled stock options of $2,741,571 for each of Messrs. Carlucci, Kamal and McDonough. 20% of these stock options vest and become exercisable on each of the first five anniversaries of the date of grant, subject to the named executive officer’s continued employment with us. Outstanding and unvested stock options will become fully vested upon a change in control that occurs while the named executive officer is employed by us.
In addition, in connection with the same March 2013 dividend to shareholders, the exercise price of outstanding performance vesting stock options granted in 2010 was reduced from $2.84 per share to $1.33 per share, and each of Messrs. Carlucci, Kamal and McDonough received a cash payment equal to $1,982,732, which represented a payment of a portion of the cash dividend equivalent amount that each named executive officer would have been entitled to receive in respect of these stock options had they been vested on the record date of the dividend. The remaining portion of the cash dividend equivalent amount of $562,862 in the aggregate for each of Messrs. Carlucci, Kamal and McDonough will be paid if and when these stock options become vested in accordance with their terms. We may require the executive to repay all or a portion of the cash payment in certain situations, including if these stock options ultimately do not vest or the payment was greater than the amount such named executive officer would have been entitled to receive in respect of these stock options.
On May 7, 2014, we granted options to purchase 595,253, 218,640 and 218,640 shares of our common stock through our 2014 Incremental Nonqualified Stock Option Program to each of Messrs. Carlucci, Kamal and McDonough, respectively.
Of these stock options, 198,419 vest with respect to Mr. Carlucci, and 72,882 vest with respect to each of Messrs. Kamal and McDonough, if our Consolidated EBITDA (as defined in our senior credit agreement, excluding a minority interest adjustment as defined therein), which has generally been equal to Adjusted EBITDA-NCI, for any four consecutive and completed fiscal quarters commencing following the grant of the stock options, exceeds $200 million (which we refer to as the 2014 Plan Tranche C Options). “Adjusted EBITDA-NCI” is defined, consistent with Adjusted EBITDA-NCI as reported in Part I, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as Adjusted EBITDA less net income attributable to noncontrolling interests. The remainder of these stock options vest on the date after our IPO on which the average closing price of our common stock for a 60 consecutive trading day period (together with the amount of any dividends paid per share of our common stock since the date of grant) is equal to or greater than (x) $39.69 (with respect to half of the remaining stock options, which we refer to as the 2014 Plan Tranche A Options) or (y) $51.04 (with respect to the other half of the remaining stock options, which we refer to as the 2014 Plan Tranche B Options). Alternatively, after Centerbridge ceases to own a majority of the outstanding shares of our common stock, these stock options also would vest on the date Centerbridge has received, in respect of shares transferred or sold by Centerbridge, cash (including through sale proceeds and dividends received in respect of such shares since the date of grant) in an amount equal to or exceeding the product of the number of shares transferred or sold by Centerbridge multiplied by (x) $39.69 (with respect to the 2014 Plan Tranche A Options) or (y) $51.04 (with respect to the 2014 Plan Tranche B Options).
In connection with our IPO, we amended the terms of the outstanding option awards to remove the repayment obligations on the cash dividend equivalent payments made to option holders (including our named executive officers) in connection with the March 2013 dividend to shareholders and to provide our option holders (including our named executive officers) with additional opportunities for certain of their performance-vesting stock options to vest. Currently, the performance-vesting stock options granted in 2010 that vest upon achievement of a 2.5 times MOIC and 20% IRR will also vest on the date the volume weighted average price (“VWAP”) per share of our common stock for the prior 365 consecutive days is equal to or greater than $8.70; and the performance-vesting stock options that vest upon achievement of a 3.0 times MOIC and 25% IRR will also vest on the date the VWAP per share of our common stock for the prior 365 consecutive calendar days is equal to or greater than $13.28. If the option holder’s employment is terminated without cause, due to the option holder’s death or disability, or for good reason, as applicable, then all of the foregoing performance-vesting stock options will remain outstanding and eligible to vest for a period of twelve (12) months following the date of termination (the “Tail Period”) and will fully vest if the applicable vesting criteria is satisfied during such Tail Period. In addition, following these amendments, the 2014 Plan Tranche C Options granted to certain of our employees (including our named executive officers) currently will also vest on the date the VWAP per share of our common stock is equal to or greater than $53.95 for the prior 60 consecutive trading days.
Dividend Equivalent Payments and Equitable Adjustments
In connection with the IPO, on April 26, 2016, the Company paid a cash dividend to our pre-IPO stockholders equal to $1.30 per share, or $28.9 million in the aggregate. In addition, in connection with the IPO, we transferred certain intercompany term loans provided to our joint venture subsidiaries by American Renal Associates, LLC, an indirect subsidiary of the company, to a newly formed entity whose membership interests were then distributed to our pre-IPO stockholders pro rata in accordance with their ownership in our company prior to the IPO, as described below under “Transactions with Related Persons.” The Company also entered into the Income Tax Receivable Agreement, described below under “Transactions with Related Persons.”

In connection with the foregoing, we equitably adjusted all stock options, vested and unvested, that were outstanding at such time. The equitable adjustments to the outstanding stock options included a reduction to the exercise price, an increase in the number of shares subject to such stock options and/or certain cash dividend equivalent payments (which for unvested stock options are payable if and when the underlying stock options become vested). The exercise prices of the outstanding stock options granted in 2010, 2013 and 2014 to our named executive officers were reduced from $1.33, $8.70 and $22.69 to $1.27, $6.50 and $20.48, respectively, the number of shares subject to the stock options granted in 2010 held by our named executive officers were increased to 1,211,049 (or for Mr. Carlucci, 834,435) with the number of shares subject to the stock options granted in 2013 and 2014 held by our named executive officers remaining the same In addition, each of and Messrs. Carlucci, Kamal and McDonough received the cash dividend equivalent payments in the aggregate amounts disclosed in the “Summary Compensation Table” above (which for unvested stock options will be payable if and when the underlying stock options become vested).

These dividend equivalent payments were factored into the incremental fair values of modified options disclosed in the “Option Awards” column of the Summary Compensation Table above.

Other Compensation
We provide certain perquisites to our named executive officers which we believe aid the executives in their execution of Company business, including an annual car allowance; payments for term life insurance; payments for health insurance; payments for healthcare spending accounts; and reimbursement for unutilized paid time off. For additional information on these perquisites and other benefits, please see the “Summary Compensation Table” above.

In addition, during fiscal 2015 and 2016, we permitted our chief executive officer and chief operating officer to use the company-owned aircraft for personal travel. Our board of directors allotted a specified number of hours of personal travel to these named executive officers, and any additional hours used were subject to reimbursement by the named executive officers. In 2016 our chief executive officer used all of the 25 hours allotted to him and the chief operating officer did not use any of the 6 hours allotted to him. In addition, in connection with the Company’s IPO, family members of our chief executive officer accompanied him on the Company aircraft.
On June 16, 2014, we extended a line of credit in the principal amount of $2.0 million to Joseph A. Carlucci, our chief executive officer, pursuant to a revolving credit promissory note, which was secured primarily by pledged shares of our common stock beneficially owned by Mr. Carlucci and his family. On August 28, 2015, we forgave $2.1 million of indebtedness and accrued interest thereunder, canceled the promissory note and released all collateral securing such note.

Retirement Plan
We maintain a qualified contributory retirement plan established under Section 401(k) of the Code, in which our employees, including our named executive officers, are eligible to participate. At this time, we do not match any employee contributions to the 401(k) plan.
Termination and Change in Control Provisions
As discussed above, we maintain employment agreements with each of our named executive officers, that provide for certain payments and benefits upon their termination of employment for various reasons.
Payments Made Upon Termination Without Cause or Good Reason. If a named executive officer’s employment was terminated by us without cause or by the named executive officer for good reason, the named executive officer would be entitled to receive:

•	continuation of his base salary, at the then‑current level, for a period of 24 months, payable in installments in accordance with our normal payroll practices;

•
continuation of employee group health, life and disability plans until the earlier of (A) 24 months following the date of termination; or (B) the date the executive is or becomes eligible for comparable coverage under health, life and disability plans of another employer; and

•	a pro rata portion of his bonus for the then‑current fiscal year based upon actual performance, payable at the time at which bonuses are normally paid.
The term “cause” generally means the named executive officer’s (1) conviction of, or plea of guilty to, a crime if, as a result of his continued association with us, such crime is injurious to our business or reputation, (2) breach of duty of loyalty that is detrimental to us and involves his personal profit, (3) willful failure to perform his duties or to follow lawful directives of our board of directors or (4) gross negligence or willful misconduct in the performance of his duties.
The term “good reason” generally means any substantial diminution of or substantial detrimental change in the executive’s responsibilities, salary or benefits, or re‑location of the named executive officer’s principal office from the metropolitan Boston area.
Payments Made Upon Death or Termination of Employment by Reason of Disability. If a named executive officer’s employment is terminated by reason of his death or disability, he or his estate, as the case may be, would be entitled to receive:

•	continuation of his base salary, at the then‑current level, for a period of 12 months, payable in installments in accordance with our normal payroll practices;

•
continuation of employee group health, life and disability plans until the earlier of (A) 12 months following the date of termination; or (D) the date the executive is or becomes eligible for comparable coverage under health, life and disability plans of another employer; and

•	a pro rata portion of his bonus for the then‑current fiscal year based upon actual performance, payable at the time at which bonuses are normally paid.
In addition, regardless of the manner in which his employment terminates, each named executive officer is entitled to receive amounts earned and accrued during his term of employment, including accrued but unpaid base salary through the date of termination, unreimbursed employment‑related expenses owed to the executive officer under our policies and accrued and vested benefits under our employee benefit plans. These payments and benefits do not differ from those provided to our other employees in connection with a termination of employment.
Change in Control. In the event of a change in control of our company (as defined in the applicable award agreements and equity plan), all outstanding stock options subject solely to time‑based vesting conditions (including those held by our named executive officers), to the extent not then vested, will immediately fully vest on the date of a change in control.
Restrictive Covenants. Each of the employment agreements for our named executive officers provides for certain restrictive covenants which apply during the named executive officer’s employment with us and through the third anniversary of the date of his termination of employment, except that solely in the case of a change in control, the restrictive period will end on the later of (i) the third anniversary of the change in control and (ii) the first anniversary of the date of termination of employment. In addition, solely in the case of a change in control, we have the right to extend such restrictive period until the later of (a) the fifth anniversary of the change in control and (b) the first anniversary of the date of termination if we make a timely election and pay the executive an amount equal to 300% of his then current base salary in a lump sum.
During the restrictive period, each of our named executive officers is prohibited from (1) soliciting any employee or contracting physician to terminate his or her relationship with us, (2) hiring any person who was employed by us at any time during the executive’s employment with us, (3) competing, directly or indirectly with us as an owner of any business (x) engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities within 10 miles of any of our facilities, (y) engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities where the executive is involved in a program to establish joint ventures with nephrologists in the United States of America, and (z) in the case of a termination of employment that occurs on or before the third anniversary of the date of the applicable employment agreement or which occurs after a change in control, engaged in the kidney dialysis business and/or the operation of kidney dialysis facilities in the United States of America, and (4) representing any other entity or business in conducting substantial negotiations with any nephrologists with whom the executive had conducted substantial negotiations on behalf of us during the one-year period immediately prior to the termination of the executive’s employment with us.
Each of our named executive officers is also subject to a confidentiality covenant prohibiting the named executive officer from disclosing our confidential information for an indefinite period and agrees that all inventions, patents, discoveries and work product created by the named executive officer while employed by us belongs to us.

For additional information with respect to outstanding equity awards held by our named executive officers, please see “—Outstanding Equity Awards at December 31, 2016” below.

Outstanding Equity Awards at December 31, 2016
The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2016.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date
Joseph A. Carlucci	—	—	416,720	1.28	7/9/2020
Chairman and Chief Executive	119,586	79,721	—	6.47	3/22/2023
Officer	—	—	595,253	20.45	5/7/2024

Syed T. Kamal	—	—	416,720	1.28	7/9/2020
President and Director	119,586	79,721	—	6.47	3/22/2023
	—	—	218,639	20.45	5/7/2024

John M. McDonough	—	—	416,720	1.28	12/31/2017(3)
Former Chief Operating Officer, Treasurer	119,586	—	—	6.47	12/31/2017(3)
and Director	—	79,721	—	6.47	3/22/2023(3)

(1)
Represents time‑based vesting stock options that were granted on March 22, 2013 that had yet to vest as of December 31, 2016. 20% of these stock options vest and become exercisable on each of the first five anniversaries of the date of grant, subject generally to the named executive officer’s continued employment with us. Outstanding and unvested stock options will become fully vested upon a change in control that occurs while the named executive officer is employed by us.

(2)	Represents performance‑based vesting stock options that were granted to Messrs. Carlucci, Kamal and McDonough in July 2010 and May 2014 and that had yet to vest as of December 31, 2016.

(3)
As described above under “-Narrative Disclosure to Summary Compensation Table-John M. McDonough Separation,” in connection with Mr. McDonough’s separation of employment from the Company, effective December 31, 2016, the Company modified the terms of a portion of Mr. McDonough’s outstanding stock option awards to waive (a) the remaining service-based vesting conditions and accelerate the option expiration date from July 9, 2020 to December 31, 2017 with respect to 416,720 of the unvested performance-based options and from March 22, 2023 to December 31, 2017 with respect to 119,586 of the vested time based options and (b) the automatic cancellation provision with respect to 79,721 of the unvested time based options.

For additional information with respect to outstanding equity awards held by our named executive officers, including vesting, please see “—Narrative Disclosure to Summary Compensation Table—Long-Term Incentive Awards—Historical Stock Option Awards and IPO Modifications to Option Awards” and “—Termination and Change in Control Provisions” above.
Outstanding stock option awards held by our named executive officers have an expiration date of ten years from the date of grant, and once vested, they may be exercised at any time prior to the expiration date. Upon a termination of employment for cause of any of our named executive officers, unvested stock options are forfeited. Upon a termination of a named executive officer for good reason or by the Company without cause, unvested performance-based stock options remain outstanding and eligible to vest through the first anniversary of the applicable termination date. If the employment of any of our named executive officers is terminated, vested stock options will expire on the earlier to occur of the tenth anniversary and:

☐ in the case of a termination due to death or disability, one year following such termination,

☐	in the case of a termination by us for cause, immediately upon such termination,

☐	in the case of a termination by us without cause or any voluntary resignation by the executive, 90 days following such termination, and

☐
in the case of a termination due to retirement (i.e., reaching age 65 with at least ten years of service with us), the third anniversary of the retirement date (or the date the executive engages in any activity that would breach his restrictive covenants, if earlier than the third anniversary of the retirement date).

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2016

The following table sets forth, as of December 31, 2016, certain information related to our compensation plans under which our Common Stock may be issued. As of December 31, 2016, all shares of our Common Stock set forth below are issuable pursuant to stock options.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2016 Omnibus Incentive Plan	318,877	$21.90	3,681,123
Equity compensation plans not approved by security holders (2)
2005 Stock Incentive Plan	87,695	$0.69	— (3)
2010 Stock Incentive Plan	5,192,030	$6.34	— (3)
2011 Stock Option Plan for Nonemployee Directors	34,350	$26.13	— (3)
Total	5,632,952		3,681,123
(1) Reflects the weighted-average exercise price of stock options.

(2) For additional information concerning, and a narrative description of, the material terms of our equity compensation plans, see the discussion in “Note 17—Stock-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3) We do not expect to grant any additional awards under the 2005 Stock Incentive Plan, the 2010 Stock Incentive Plan or the 2011 Stock Option Plan for Nonemployee Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2016, none of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We are parties to certain transactions with Centerbridge described under “Transactions with Related Persons.”

COMPENSATION OF DIRECTORS
The following table provides summary information concerning the compensation of the current non-employee members of our board of directors for the year ended December 31, 2016 (other than directors employed by Centerbridge, who do not receive additional compensation for service on our Board of Directors). The compensation paid to Joseph A. Carlucci, who is our Chairman and Chief Executive Officer, and Syed T. Kamal, who is our President, is presented in the section entitled “Executive Compensation” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Michael E. Boxer	75,000	—	75,000
Thomas W. Erickson	84,917	—	84,917
John M. Jureller	80,000	—	80,000
Patrick T. Ryan	53,917	84,627	138,544

(1)
Amounts reflect the aggregate grant date fair value of stock options granted during fiscal 2016 computed in accordance with FASB ASC Topic 718, using the assumptions discussed in “Note 17—Stock-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, each of our non‑employee directors (other than directors affiliated with Centerbridge) held 11,450 stock options.

Narrative Disclosure to Director Compensation Table
Until his employment agreement was amended in connection with the IPO, our Chief Executive Officer, Mr. Carlucci, who serves as the chairman of our board of directors, received an annual cash fee and non‑equity incentive plan payment for his service as chairman, as disclosed in the Executive Compensation Table above, paid during our normal payroll cycles. For fiscal 2016, each of Messrs. Boxer, Erickson and Jureller received an annual cash fee of $50,000 for their service as directors paid semi‑annually. Mr. Ryan received an annual cash fee of $60,000 for his service as a director, paid semi-annually. Additionally, our Audit Committee chairperson receives $15,000, paid in two installments semi‑annually and our compensation committee chairperson receives $15,000, paid in two installments semi‑annually. Each of Messrs. Boxer, Erickson, and Ryan also receive $5,000 for service on each committee. We may also reimburse our directors for any reasonable expenses incurred by them in connection with services provided in such capacity. Other than the foregoing, we do not currently pay any other directors, whether employed by us or affiliated with Centerbridge, any compensation for their services as directors.
In March 2017, upon the recommendation of the Compensation Committee, the Board approved a change in our compensation program for non-employee directors (other than directors employed by Centerbridge), based in part on analyses provided by the Compensation Committee’s compensation consultant, FW Cook. The Board adjusted the annual cash payment to each non-employee director for service as a director to $55,000, paid semi-annually. Additionally, our Audit Committee chairperson is eligible to receive $20,000, paid in two installments semi-annually, our Compliance Committee chairperson is eligible to receive $25,000, paid in two installments semi-annually and our compensation committee chairperson is eligible to continue to receive $15,000, paid in two installments semi-annually. Each of Messrs. Boxer, Erickson, Jureller, Ryan and Fish is also eligible to receive $5,000 for service on the Nominating and Corporate Governance Committee, $10,000 for service on each other committee of the Board and $15,000 for service on any special committee of the Board (if any), as applicable. In addition, the non-employee director compensation program also provided for the grant of (a) 13,801 shares of restricted stock to each of Messrs. Boxer, Erickson, Jureller and Ryan, 6,326 shares of which were granted and immediately vested on March 10, 2017 and the remaining 7,475 were granted on the same date with a one-year vesting term, and (b) 7,571 shares of restricted stock to Mr. Fish, on April 18, 2017, with a one-year vesting term.
On August 28, 2015, each of Messrs. Boxer, Erickson and Jureller was granted 11,450 stock options under our American Renal Associates Holdings, Inc. 2011 Stock Option Plan for Nonemployee Directors. On May 5, 2016, Mr. Ryan was granted 11,450 stock options under our American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan. The stock options for Messrs. Boxer, Erickson and Jureller had a per share exercise price of $28.36 and were equitably adjusted in connection with certain transactions related to our IPO to $26.16. The stock options for Mr. Ryan have a per share exercise price of $27.53. In addition, each of Messrs. Boxer, Erickson and Jureller received a cash dividend equivalent payment in the aggregate amount of approximately $14,885, which will be payable if and when the unvested stock options held by them become vested. For each of Messrs. Boxer, Erickson, Jureller and Ryan, the stock options are subject to time based vesting in equal annual installments on each of the first three anniversaries of the date of grant, except that in the event that a change in control of our company occurs during their service on our board of directors, the stock options (to the extent not previously forfeited) will immediately vest upon such change in control.

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 21, 2017 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of April 21, 2017, there were 31,151,569 shares of our common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Owned	Percent of Class (%)

Principal Stockholder:
Centerbridge Capital Partners, L.P. and certain affiliated entities(1)	17,615,836	56.55
FMR LLC(2)	3,488,954	11.20
Directors, Director Nominees and Named Executive Officers:
Joseph A. Carlucci(3)	1,294,185	4.15
Syed T. Kamal(4)	1,259,682	4.04
John M. McDonough(5)	973,396	3.12
Steven M. Silver(1)	—	—
Jared S. Hendricks(1)	—	—
Susanne V. Clark(1)	—	—
Thomas W. Erickson(6)	35,938	*
Michael E. Boxer(7)	68,651	*
John M. Jureller(8)	17,618	*
Patrick T. Ryan(9)	17,618	*
Robert H. Fish(10)	7,571	*
Directors and executive officers as a group (14 persons)	3,931,587	12.62

* Less than one percent.

(1)
Comprised of 16,893,850 shares owned by Centerbridge Capital Partners, L.P. (together with its affiliates, “Centerbridge”), 523,697 shares owned by Centerbridge Capital Partners Strategic, L.P. and 198,289 shares owned by Centerbridge Capital Partners SBS, L.P. Centerbridge Associates, L.P. is the general partner of both Centerbridge Capital Partners, L.P. and Centerbridge Capital Partners Strategic, L.P., and Centerbridge

Cayman GP Ltd. is the general partner of Centerbridge Associates, L.P. CCP SBS GP, LLC is the general partner of Centerbridge Capital Partners SBS, L.P. Jeffrey H. Aronson and Mark T. Gallogly are directors of Centerbridge Cayman GP Ltd. and managing members of CCP SBS GP, LLC. Messrs. Aronson and Gallogly are also the co-founders and managing principals of Centerbridge Partners, L.P., which is an affiliate of these entities but not a beneficial owner of shares of our common stock. The business address of each of the entities and persons identified in this note is 375 Park Avenue, New York, New York 10152.
Steven Silver, Jared Hendricks and Suzanne Clark, each a Senior Managing Director of Centerbridge Partners, L.P. and indirect owners of interests in Centerbridge Capital Partners, L.P., Centerbridge Capital Partners SBS, L.P., and Centerbridge Capital Partners Strategic, L.P., disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein.

(2)
Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2017, as of December 30, 2016, the number of shares reported includes 44,300 shares over which FMR LLC has sole voting power and 3,488,954 shares over which FMR LLC has sole dispositive power. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
Includes (a) 416,720 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after April 21, 2017, (b) 63,255 shares of restricted common stock, (c) 500 shares of common stock held by Mr. Carlucci, (d) shares of common stock comprised of 392,572 shares under the U.S. Trust Company of Delaware, Trustee or its successor in trust under the Mary F. Carlucci Dynasty Trust dated October 21, 2012, and (e) 261,712 shares under the U.S. Trust Company of Delaware, Trustee or its successor in trust under the Joseph A. Carlucci Dynasty Trust dated October 21, 2012.

(4)
Includes (a) 576,145 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after April 21, 2017 and (b) 28,752 shares of restricted stock.

(5)
Includes (a) 576,166 shares of common stock issuable upon exercise of options that are currently exercisable and/or exercisable within 60 days after April 21, 2017 and (b) 27,544 shares owned and 107,219 stock options held by Mr. McDonough’s wife, Jennifer E. Cordeiro.

(6)
Includes (a) options to purchase 3,817 shares of common stock and (b) 13,801 shares of restricted stock. Shares are beneficially owned through OTS Investments, Ltd., a family partnership in which Mr. Erickson and his wife are co‑general partners (each having a 0.5% ownership interest in the partnership) and their three children’s trusts are limited partners (each having a 33% ownership interest).

(7)
Includes (a) options to purchase 3,817shares of common stock and (b) 13,801 shares of restricted stock. Shares are beneficially owned through Black Diamond Partners LLC, JJ Bark LLC and Tribeca Investments LLC, all of which Mr. Boxer shares ownership with family members, except for 18,320 shares beneficially owned through The Enterprise Group Ltd., of which Mr. Boxer is the sole owner.

(8)	Includes (a) options to purchase 3,817 shares of common stock and (b) 13,801 shares of restricted stock.

(9)	Includes (a) options to purchase 3,817 shares of common stock and (b) 13,801 shares of restricted stock.

(10)	Includes 7,571 shares of restricted stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of a company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during 2016.

TRANSACTIONS WITH RELATED PERSONS
Statement of Policy Regarding Transactions with Related Persons
Our Board of Directors has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying transactions with related persons and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines of our Board of Directors and our Code of Ethics and Conduct.
The Related Person Transaction Policy requires all “related persons” covered by the policy to promptly disclose to the Company’s general counsel the details of any related person transaction. The general counsel will then promptly communicate that information to our Board of Directors. The Related Person Transaction Policy provides that such transactions must then be reviewed and approved or ratified by an approving body comprised of the disinterested members of the Board of Directors or any committee of the Board.
In reviewing transactions with related persons, the approving body will consider all relevant facts and circumstances, including, without limitation:

•	the relationship of the related person to the Company;

•	the nature and extent of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the importance and fairness of the transaction both to the Company and to the related person;

•	the business rationale for engaging in the transaction;

•	whether the transaction would likely impair the judgment of a director or executive officer to act in the best interest of the Company;

•	whether the value and the terms of the transaction are substantially similar as compared to those of similar transactions previously entered into by the Company with non-related persons, if any; and

•	any other matters that management or the approving body deems appropriate.
The approving body will not approve or ratify any related person transaction unless it determines in good faith that, upon consideration of all relevant information, the related person transaction is in, or is not inconsistent with, the best interests of the Company. The approving body may also conclude, upon review of all relevant information, that the transaction does not constitute a related person transaction and thus that no further review is required under the policy.
Generally, the Related Person Transaction Policy applies to any current or proposed transaction that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K in which:

•	the Company was or is to be a participant;

•	the amount involved exceeds $120,000; and

•
any related person (i.e., a director, director nominee, executive officer, greater than 5% beneficial owner and any immediate family member of such person) had or will have a direct or indirect material interest. Since our IPO, all of the related party transactions described below have been approved in accordance with the Related Person Transaction Policy.

Transaction Fee and Advisory Services Agreement

Pursuant to our transaction fee and advisory services agreement with Centerbridge Advisors, LLC, Centerbridge (including through its affiliates) agreed to provide certain advisory and consulting services related to our affairs and the affairs of our subsidiaries, including, without limitation:

•
advice regarding the structure, terms, conditions and other provisions, distribution and timing of debt and equity offerings and advice regarding relationships with us and our subsidiaries’ lenders and bankers;

•	advice regarding our strategy;

•	advice regarding dispositions and/or acquisitions; and

•	such other advice directly related or ancillary to the above advisory services as may be reasonably requested by us.

In consideration for these services, we have paid Centerbridge Advisors, LLC a per annum advisory services fee (payable quarterly) for each fiscal year equal to the greater of (i) an amount equal to the greater of (x) $550,000 or (y) the advisory services fee of the previous fiscal year, and (ii) an amount equal to 1.25% of our EBITDA (as set forth in the agreement), minus costs related to the retention by us of Centerbridge personnel, if applicable. In addition, Centerbridge Advisors, LLC is entitled to receive an additional fee equal to 1.0% of the aggregate enterprise value or consideration or proceeds, as applicable, of any future fundamental or significant transactions, such as a sale of, or acquisition by, the Company or its subsidiaries and is also entitled to receive a fee equal to 1.0% of the value of the securities for any financing or recapitalization, in each case, in which Centerbridge is involved.

We have agreed to indemnify Centerbridge and its affiliates, partners, members, stockholders, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the transaction fee and advisory services agreement.

In connection with the IPO, we and Centerbridge entered into an amendment to the transaction fee and advisory services agreement to terminate the agreement (other than the expense reimbursement and indemnification provisions) upon the consummation of the IPO. Accordingly, we no longer have any obligation to pay any management fees thereunder.

For the year ended December 31, 2016, we paid Centerbridge management fees of $799,432.

Stockholders Agreement
We are currently a party to an amended and restated stockholders agreement with Centerbridge and our executive officers. Our amended and restated stockholders agreement, as was further amended in connection with our IPO, provides that until we cease to be a controlled company, Centerbridge will have the right to designate a majority of our directors. After we cease to be a controlled company, Centerbridge will continue to have the right to designate nominees to our Board of Directors, subject to the maintenance of certain ownership requirements in our Company. Centerbridge has the right to nominate to our Board of Directors a number of designees equal to: the lowest whole number that is 40% or greater of the total number of directors, so long as Centerbridge beneficially owns at least 40% (but 50% or less) of the shares of our common stock entitled to vote generally in the election of our directors; (ii) the lowest whole number that is 30% or greater of the total number of directors, so long as Centerbridge beneficially owns at least 30% (but less than 40%) of the shares of our common stock entitled to vote generally in the election of our directors; (iii) the lowest whole number that is 20% or greater of the total number of directors, so long as Centerbridge beneficially owns at least 20% (but less than 30%) of the shares of our common stock entitled to vote generally in the election of our directors; and (iv) one director, so long as Centerbridge beneficially owns at least 15% (but less than 20%) of the shares of our common stock entitled to vote generally in the election of our directors. In addition, our amended and restated stockholders agreement provides that

Messrs. Carlucci and Kamal will each be nominated to be a director of our Company, and Centerbridge will vote for Messrs. Carlucci and Kamal to each be a director of our Company: (x) with respect to Mr. Carlucci, for so long as he is our chief executive officer, and with respect to Mr. Kamal, for so long as he is our president; or, in each case, (y) unless he is terminated for cause or resigns without good reason, for so long as he beneficially owns (together with his family or any trust or similar vehicle established for the benefit of his family) more than 40% of the shares of our common stock owned by him as of the date of the completion of the IPO.
Registration Rights Agreement
We are currently a party to an amended and restated registration rights agreement with Centerbridge, our executive officers and certain other stockholders, which we amended in connection with the IPO. Centerbridge is entitled to certain “demand” registration rights with respect to non‑shelf registered offerings, shelf registration and shelf “takedown” offerings under the Securities Act of 1933, as amended (the “Securities Act”), of their shares of our common stock. Centerbridge and the other stockholders, including our executive officers and employee stockholders, that are a party to our amended and restated registration rights agreement, as amended, are entitled to certain “piggyback” registration rights with respect to the registration of the sale of their shares of common stock under the Securities Act. Our amended and restated registration rights agreement, as amended, also provides that we will pay certain expenses relating to such registrations and indemnify such holders who have registration rights against certain liabilities that may arise under the Securities Act.
Income Tax Receivable Agreement
In connection with the IPO, we entered into an income tax receivable agreement, or TRA, for the benefit of our pre-IPO stockholders, including Centerbridge and our executive officers, that provides for the payment by us to each of our pre-IPO stockholders on a pro rata basis of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of any deductions (including net operating losses resulting from such deductions) attributable to the exercise of (or any payment, including any dividend equivalent right or payment, in respect of) any compensatory stock option issued by us that was outstanding (whether vested or unvested) as of April 19, 2016 (such stock options, “Relevant Stock Options” and such deductions, “Option Deductions”).

For purposes of the TRA, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had we not been able to utilize the tax benefits subject to the TRA. The term of the TRA commenced upon consummation of the IPO and will continue until all Relevant Stock Options have either been exercised or lapsed and all Option Deductions have been utilized or, if earlier, two years after all Relevant Stock Options have either been exercised or lapsed.

Our pre-IPO stockholders will not reimburse us for any payments previously made if the tax benefits giving rise to any payments under the TRA are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances we could make payments under the TRA that are greater than our actual cash tax savings.

While the actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the amount and timing of the taxable income we generate in the future, whether and when any Relevant Stock Options are exercised and the value of our common stock at the time of such exercise, we expect that during the term of the TRA the payments that we make will be material.

In addition, the TRA provides that upon certain mergers, consolidations, acquisitions, asset sales, other changes of control (including changes of continuing directors) or our complete liquidation, the TRA is terminable with respect to certain Relevant Stock Options at the election of Centerbridge (or its assignee). If Centerbridge (or its assignee) elects to terminate the TRA with respect to such Relevant Stock Options, we will be required to make a payment equal to the present value of future payments under the TRA with respect to such Relevant Stock Options, which payment would be based on certain assumptions, including those relating to our future taxable income. If Centerbridge (or its assignee) does not elect to terminate the TRA with respect to such Relevant Stock Options upon a change of control, subsequent payments under the TRA will be calculated assuming that we have sufficient taxable income to utilize any available Option Deductions, in which case we may be required to make payments under the TRA that exceed our actual cash savings as a result of the Option Deductions in the taxable year.

The TRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due, failure to honor any other material obligation under it or otherwise, then all our payment and other obligations under the TRA could be accelerated and become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed our actual cash tax savings under the TRA.

Additionally, we generally have the right to terminate the TRA upon certain changes of control or following December 31, 2018 (whether or not any change of control has occurred). If we terminate the TRA, our payment and other obligations under the TRA will be accelerated and will become due and payable, also applying assumptions similar to those described above, except that if we terminate the TRA at a time during which any Relevant Stock Options remain outstanding, the value of the common stock that would be delivered as a result of the exercise of such Relevant Stock Options will be assumed to be the value of our common stock at such time plus a premium on such value, determined as of the date the TRA is terminated (the “Applicable Premium”). The Applicable Premium is 40% if we terminate the TRA on or before the second anniversary of the date we enter into the TRA, 30% if we terminate the TRA after the second anniversary but on or before the third anniversary of such date, 20% if we terminate the TRA after the third anniversary but on or before the fourth anniversary of such date, 10% if we terminate the TRA after the fourth anniversary but on or before the fifth anniversary of such date and 0% if we terminate the TRA after the fifth anniversary of such date. Any such termination payments could be substantial and could exceed our actual cash tax savings under the TRA.

Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of our subsidiaries to make distributions to us. To the extent that we are unable to make payments under the TRA, such payments will generally accrue interest at a rate equal to the London Interbank Offered Rate (“LIBOR”) plus 500 basis points from the due date until paid; however, if we are unable to make payments under the TRA because we do not have sufficient cash to make such payments as a result of limitations imposed by existing credit agreements to which we or any of our subsidiaries is a party, such payments will accrue interest at a rate equal to LIBOR plus 100 basis points from the due date until paid.

In connection with entering into the TRA, we equitably adjusted outstanding stock options by reducing exercise prices and, as necessary, increasing the number of shares subject to such stock options. In connection with entering into the TRA, equitable adjustments were required by the terms of our equity incentive plans established after the Acquisition and, with respect to our other equity incentive plans established prior to the Acquisition, are being made at the discretion of our board of directors.

Since January 1, 2016, payments under the TRA to each of Messrs. Carlucci, Kamal, McDonough, Wilcox and Costa totaled $25,862, $25,862, $10,374, $129, $538, respectively, all of which were paid in April 2017.

Since January 1, 2016, payments under the TRA to Centerbridge totaled $696,322, all of which were paid in April 2017.

Contribution Agreement, TLH Distribution and Loan Servicing Agreement

We partly finance the de novo clinic development costs of some of our joint venture subsidiaries by providing intercompany term loans and revolving loans through our wholly owned operating subsidiary American Renal Associates LLC (“ARA”). In connection with the IPO, we transferred substantially all of the intercompany term loans (“assigned clinic loans”) provided to our joint venture subsidiaries by ARA to a newly formed entity, Term Loan Holdings, LLC (“TLH”), which was initially wholly owned by us prior to the TLH Distribution (as defined below). A Centerbridge entity, which did not hold any economic interest in TLH, is the manager of TLH. ARA entered into a contribution, assignment and assumption agreement with TLH, which provided for (i) the contribution, assignment, transfer, conveyance and delivery to TLH of all of ARA’s right, title and interest in the assigned clinic loans as well as under the loan and security documents and other agreements related to the assigned clinic loans and (ii) the establishment of certain pari passu intercreditor rights and arrangements between ARA and TLH. The contribution, assignment and assumption agreement also contained certain representations, warranties and indemnities from each party.

Following such contribution, assignment and assumption of the assigned clinic loans, the membership interests in TLH were distributed to our pre-IPO stockholders pro rata in accordance with their ownership in our company (the “TLH Distribution”), after which we no longer owned any interest in TLH.

The following table sets forth the percentage membership interests in TLH and the approximate dollar values thereof of Centerbridge and those of our executive officers and directors who own interests in TLH, reflecting the TLH Distribution based on each such related person’s ownership of shares of our common stock at the time of the TLH Distribution and the $26.1 million aggregate principal amount of assigned clinic loans outstanding as of the TLH Distribution.

Related Person	TLH Interests (%)	Value ($) (dollars in thousands)
Centerbridge	79.3	20,697.5
Joseph A. Carlucci	2.9	768.7
Syed T. Kamal	2.9	768.7
John M. McDonough	1.3	340.7
Jonathan L. Wilcox	*	3.8
Michael R. Costa	*	16.0
Michael E. Boxer	*	73.4
Thomas W. Erickson	*	35.0

* Less than one percent.

The aggregate principal amount of the assigned clinic loans was $19.8 million as of December 31, 2016. As of December 31, 2016, such assigned clinic loans had maturities ranging from March 2017 to September 2020, with a weighted average maturity of approximately 3.0 years (December 2019), and interest rates ranging from 3.46% to 8.08%, with a weighted average interest rate of 5.11%. Fixed principal and interest payments with respect to such assigned clinic term loans are payable monthly. Each assigned clinic loan is and will continue to be guaranteed by us and the applicable joint venture partner or partners in proportion to our respective ownership interests in the applicable joint venture. We guaranteed approximately $10.5 million of the assigned clinic loans outstanding as of December 31, 2016.

Following the TLH Distribution, TLH as the new holder of the assigned clinic loans is entitled to receive all interest and principal paid on the assigned clinic loans pursuant to the terms of a loan servicing agreement entered into between ARA and TLH (the “Loan Servicing Agreement”). ARA continues to administer and manage the assigned clinic loans as servicer pursuant to the Loan Servicing Agreement. ARA is entitled to be paid a quarterly fee for its services based on its reasonable costs and expenses, plus a specified percentage of such costs and expenses, which may be adjusted annually based on negotiations between ARA and TLH. The Loan Servicing Agreement provides that, at such time when the principal amount of assigned clinic loans outstanding is less than 10% of the amount outstanding as of the date of the agreement, TLH will have the right to require ARA to repurchase all of the outstanding assigned clinic loans and, additionally, ARA will have the right to require TLH to sell all of the outstanding assigned clinic loans to ARA, at a purchase price equal to the aggregate principal amount of the assigned clinic loans outstanding. As manager of TLH, Centerbridge may also be entitled to reimbursement for reasonable expenses incurred in the course of its duties pursuant to the amended and restated limited liability company agreement of TLH that was entered into following the TLH Distribution, but will not be entitled to any additional compensation for acting as managing member.

In connection with the TLH Distribution, we equitably adjusted outstanding stock options by reducing exercise prices and, as necessary, making cash dividend equivalent payments (which for unvested stock options would be payable if and when the underlying stock options become vested). In connection with the TLH Distribution, equitable adjustments are required by the terms of our equity incentive plans established after the Acquisition and, with respect to our other equity incentive plans established prior to the Acquisition, are being made at the discretion of our board of directors.

Certain Family Relationships
Mr. Nicholas J. Carlucci is the son of our chief executive officer and serves as a Manager of Corporate Development at the Company. For the year ended December 31, 2016, his compensation, including salary, bonuses, equity awards and other benefits, totaled approximately $137,411.
In November, 2016, Ms. Jennifer E. Cordeiro, the wife of John M. McDonough, our former executive vice president and chief operating officer, left the Company effective as of October 3, 2016 (the “Cordeiro Separation Date”), and entered into a letter agreement (as subsequently amended thereafter on each of December 5, 2016 and April 23, 2017). Ms. Cordeiro previously served as Vice President of Managed Care Contracting. The letter agreement provided that in exchange for a release of all claims in favor of the Company, she will receive the following benefits: (a) payment of $288,000 (the equivalent to twelve months’ pay), less all required withholding taxes and paid in a series of payments aligned to the Company’s bi-weekly pay periods through the first anniversary of the Cordeiro Separation Date; (b) health coverage under the Company’s group health, life and disability plans, until the date the last severance payment is made or until eligible to be covered under comparable benefits of a subsequent employer or otherwise; (c) payment of her annual cash incentive compensation for her services in 2016; (d) each vested stock option to acquire shares of the Company’s common stock previously granted to Ms. Cordeiro under any of the Company’s incentive plans and held by Ms. Cordeiro as of the Cordeiro Separation Date will remain exercisable through December 31, 2017; and (e) certain outstanding unvested stock options previously granted to Ms. Cordeiro under any of the Company’s incentive plans and held by Ms. Cordeiro as of the Cordeiro Separation Date and associated with certain performance thresholds will remain outstanding and eligible to vest be exercisable through December 31, 2017. In addition, Ms. Cordeiro also agreed to certain confidentiality provisions and is subject to certain non-competition and non-solicitation restrictions for a period of three years following the Separation Date.
In addition to the above, for the year ended December 31, 2016, Ms. Cordeiro’s compensation, including salary, bonuses, equity awards and other benefits, totaled approximately $291,259. Since January 1, 2016, payments under the TRA to Ms. Cordeiro totaled $1,089, all of which were paid in April 2017.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2018 annual meeting of stockholders (the “2018 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, American Renal Associates Holdings, Inc., 500 Cummings Center, Suite 6550, Beverly, MA 01915. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2018 Annual Meeting, a proposal must be received by our Secretary no later than January 1, 2018. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2018 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2018 Annual Meeting, such a proposal must be received on or after February 16, 2018, but not later than March 18, 2018. In the event that the date of the 2018 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2018 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2018 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2018 Annual Meeting is first made. The Bylaws have additional requirements that must also be followed in connection with submitting nominations or other business at an annual meeting.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies by reducing printing and mailing costs. Although the Company is not utilizing householding, some brokers with account holders who are Company stockholders may household proxy materials, delivering a single proxy statement or notice of internet availability of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will generally continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice of internet availability of proxy materials, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting us in writing at American Renal Associates Holdings, Inc., 500 Cummings Center, Suite 6550, Beverly, MA 01915 or by contacting our Investor Relations department by telephone at 978-922-3080, ext. 134.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.americanrenal.com) and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to: the Secretary of the Company, Michael R. Costa, Esq., American Renal Associates Holdings, Inc., 500 Cummings Center, Suite 6550, Beverly, MA 01915.

AMERICAN**RENAL**®
associates

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Class I Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Michael E. Boxer	☐	☐	02 - Thomas W. Erickson	☐	☐	03 - Robert H. Fish	☐	☐

+

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X +

02JJOE

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AMERICAN**RENAL**®
associates

Proxy Card — American Renal Associates Holdings, Inc.

100 Cummings Center, Suite 221-E, Beverly, MA 01915
Proxy Solicited on behalf of the Board of Directors of American Renal Associates Holdings, Inc. for Annual Meeting — June 16, 2017

Joseph A. Carlucci, Jonathan L. Wilcox and Michael R. Costa, Esq., or any of them, each with the full power of substitution, are hereby authorized to represent and vote as specified on this proxy all shares of stock of American Renal Associates Holdings, Inc. of the undersigned held of record at the close of business on April 21, 2017, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American Renal Associates Holdings, Inc. to be held on June 16, 2017 at 9:00 a.m. EDT or at any postponement or adjournment thereof on all matters properly coming before the Annual Meeting of Shareholders, including, but not limited to, the matters set forth on the reverse side of this proxy. The undersigned hereby acknowledge(s) receipt of the notice of internet availability and/or proxy statement. The undersigned hereby revoke(s) all proxies heretofore given by the undersigned to vote at the Annual Meeting of Shareholders and any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned. If no directions are indicated but the proxy is signed, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

AMERICANRENAL®
associates

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 15, 2017.

Vote by Internet

- Go to www.**envisionreports.com/ARA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Class I Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Michael E. Boxer	☐	☐	02 - Thomas W. Erickson	☐	☐	03 - Robert H. Fish	☐	☐

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B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

3 1 D V +

02JJLE

2017 Annual Meeting Admission Ticket

2017 Annual Meeting of
American Renal Associates Holdings, Inc. Shareholders

Friday, June 16, 2017 at 9:00 a.m. Eastern Daylight Time
100 Cummings Center
Suite 221-E, Beverly, MA 01915

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions:

- Enter Cummings Center from Route 62 (across the street from McDonald's and Stop & Shop).
- Proceed straight to the small booth and turn right.
- Park in the East Garage, which will be ahead on your right.
- Enter 100 Cummings Center through entryway 100E (under the pedestrian footbridge outside East Garage).
- Proceed straight down the hallway until you can't go any further (you'll pass the Post Office on your left; the end of the hall is Suite 121-E, which is directly under the Conference Room).
- At the end of the hallway, turn right. The stairs will be on your left, elevators slightly ahead on the right.
  - Stairs: Take the stairs to the second floor. When exiting the stairwell (through the door marked "2"), turn right. The Conference Room will be ahead on your right.
  - Elevator: Take the elevator to the second floor. Turn left out of the elevator. The Conference Room will be ahead on your right.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

AMERICAN**RENAL**®
associates

Proxy Card — American Renal Associates Holdings, Inc.

100 Cummings Center, Suite 221-E, Beverly, MA 01915
Proxy Solicited on behalf of the Board of Directors of American Renal Associates Holdings, Inc. for Annual Meeting — June 16, 2017

Joseph A. Carlucci, Jonathan L. Wilcox and Michael R. Costa, Esq., or any of them, each with the full power of substitution, are hereby authorized to represent and vote as specified on this proxy all shares of stock of American Renal Associates Holdings, Inc. of the undersigned held of record at the close of business on April 21, 2017, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American Renal Associates Holdings, Inc. to be held on June 16, 2017 at 9:00 a.m. EDT or at any postponement or adjournment thereof on all matters properly coming before the Annual Meeting of Shareholders, including, but not limited to, the matters set forth on the reverse side of this proxy. The undersigned hereby acknowledge(s) receipt of the notice of internet availability and/or proxy statement. The undersigned hereby revoke(s) all proxies heretofore given by the undersigned to vote at the Annual Meeting of Shareholders and any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the undersigned. If no directions are indicated but the proxy is signed, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)